AGREEMENT AND PLAN OF MERGER between MAYFORD ACQUISITION
CORPORATION., a Delaware corporation, ("MAYFORD"), and SYNTEC
ACQUISITION CORPORATION, a Texas corporation, ("Syntec"), which corporations are hereinafter sometimes referred to jointly as the "Constituent Corporations."

       WHEREAS, in consideration of the premises, and the mutual covenants and agreements herein contained, the parties hereto agree that Syntec shall be merged into Mayford in accordance with the applicable provisions of the Delaware General Corporation Law and the Texas Business Corporation Act and upon the following terms and conditions,

       Now, therefore, Mayford and Syntec adopt this Agreement and Plan of Merger (the "Agreement") and agree as follows:

       1. ORGANIZATION OF THE PARTIES. Mayford is a corporation duly organized and existing under the laws of the State of Delaware. Syntec is a corporation duly organized and existing under the laws of the State of Texas.

       2. MAYFORD'S CAPITALIZATION. Mayford has authorized capital stock consisting of 60,000,000 shares of Class A common stock, $.0001 par value per share, of which 21,227,083 shares are issued and outstanding, 10,000,000 shares of Class B common stock, $.0001 par value per share, of which no shares are issued or outstanding, 3,000,000 shares of Series A convertible preferred stock, $.0001 par value per share, of which 2,972,504 shares are issued or outstanding, and 27,000,000 shares of undesignated preferred, $.0001 par value per share, of which no shares are designated or issued.

           3. SYNTEC'S CAPITALIZATION. Syntec has authorized capital stock consisting of 60,000,000 shares of Class A common stock, $.0001 par value per share, of which 6,490,833 shares are issued and outstanding, 10,000,000 shares of Class B common stock, $.0001 par value per share, of which no shares are issued and outstanding, and 3,000,000 shares of Series A convertible preferred stock, $.0001 par value per share, of which 1,189,000 shares are issued and outstanding, and 27,000,000 shares of undesignated preferred stock, $.0001 par value per share, of which no shares are designated or issued.

           4. INTENT TO MERGE. Mayford and Syntec intend to effect a statutory parent-subsidiary merger of Syntec into Mayford pursuant to Section 253 of the Delaware General Corporation Law and
Article 5.16 of the Texas Business Corporation Act in the manner herein set forth and the board of directors of Mayford has adopted resolutions, by written consent, approving this Agreement.

           5.         PARTIES TO PROPOSED MERGER

           5.1. SYNTEC. The name of the corporation proposing to merge into Mayford is Syntec Acquisition Corporation.

           5.2. THE SURVIVING CORPORATION. The surviving corporation shall be Mayford Acquisition Corporation.

           6.         TERMS AND CONDITIONS OF PROPOSED MERGER

           6.1.       GENERAL.  Upon the effective date of the Merger:

           (A) Syntec shall merge into Mayford, which shall survive the Merger and continue to be a Delaware corporation;

           (B)        The shares of capital stock of Mayford
outstanding upon the effective date of the Merger (other than shares of such capital stock held by Syntec) shall be and remain outstanding shares of capital stock of Mayford in accordance with their terms;

           (C)        The shares of capital stock of Mayford
outstanding upon the effective date of the Merger and held by Syntec shall be cancelled;

           (D)        The name of Mayford shall become CCM
                      Manufacturing Technologies, Inc.; and

           (E) Upon effectiveness of the Merger, each outstanding option and warrant to purchase Class A common stock or Class B common stock of Syntec shall thereafter represent the right to purchase the equivalent number of shares of Class A common stock or Class B common stock, respectively, of Mayford (subject to the adjustment provisions contained therein), and Syntec's Long-Term Stock Incentive Plan (the "Stock Plan") shall thereafter authorize the issuance of options to purchase and other rights with respect to a total of 2,500,000 shares of the Class B common stock of Mayford (or the Class A common stock of the Corporation after the Class B common stock of Mayford has been converted into Class A common stock in accordance with the Certificate of Incorporation of Mayford).

           6.2. EFFECTIVE DATE OF THE MERGER. The effective date of the Merger shall be upon filing of the Certificate of Ownership and Merger with the State of Delaware and the Articles of Merger with the State of Texas.

           6.3. PRIVATE PROPERTY OF SHAREHOLDERS. Private property of shareholders of Mayford and of Syntec shall not be subject to the payment of the corporate debts of either corporation to any extent whatsoever.

           7. CONVERSION OF SHARES OF CONSTITUENT CORPORATIONS. Upon the effective date of the Merger, all issued and outstanding shares of capital stock of Syntec shall automatically and by operation of law be cancelled and all certificates evidencing ownership of such shares shall be void and of no effect, and all issued and outstanding shares of capital stock of Mayford shall remain issued and outstanding (other than shares of such capital stock held by Syntec which shall be cancelled).

           8. CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation and Bylaws of Mayford on the effective date of the Merger shall remain unchanged, subject to Mayford's right to amend its Certificate of Incorporation and Bylaws in accordance with the laws of the State of Delaware.

           9. DIRECTORS AND OFFICERS. The directors and officers of Mayford on the effective date of the Merger shall remain unchanged, each to hold office until a successor shall have been elected and shall have been qualified or until their earlier resignation or removal.

           10. CORPORATE APPROVAL. Pursuant to Section 253 of the Delaware General Corporation Law this Agreement and related matters shall not be submitted to the shareholders or Board of Directors of Syntec to vote or consent with respect thereto.

           11. FURTHER ASSURANCES. If at any time Syntec shall consider or be advised that any further assignment, assurance or other action is necessary or desirable to vest in Mayford the title of any property or right of Syntec or otherwise to carry out the purposes of this Agreement, the proper officers and directors of Syntec shall execute and make all such proper assignments and assurances and take such other actions.

           12. EFFECTIVE DATE. The effective date of this Agreement shall be June 19, 2000.



MAYFORD ACQUISITION CORPORATION               SYNTEC ACQUISITION CORPORATION


By:______________________________              By:________________________
           President                                      President